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                                                                     Exhibit 8.2

                              [LOVELLS LETTERHEAD]



4 October 2004


                                                       Our ref: JAK/TAF/521286.2

By e-mail & by hand

China Finance Online Co. Limited
c/o O'Melveny & Myers LLP
Suite 1905, Tower Two
Lippo Centre
89 Queensway, Central
Hong Kong


Dear Sirs

CHINA FINANCE ONLINE CO. LIMITED (THE "COMPANY")

We have acted as special Hong Kong legal counsel to the Company with respect to Hong Kong taxation matters in connection with the initial public offering of certain American Depository Shares in the Company as described in the prospectus (the "Prospectus") contained in the Company's registration statement on Form F-1 filed with the United States Securities and Exchange Commission (the "Registration Statement" which term does not include any exhibits thereto).

For the purposes of giving this opinion, we have examined and relied upon copies of the Registration Statement and Prospectus confidentially filed by the Company under the United States Securities Act of 1933 with the United States Securities and Exchange Commission (the "Commission") on 14 June, 2004.

We have assumed (i) the accuracy and completeness of all factual representations made in the Prospectus and Registration Statement; (ii) that there is no provision of the law of any jurisdiction, other than Hong Kong, which would have any implication in relation to the opinions expressed herein; (iii) the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus and that the Registration Statement will be duly filed with or declared effective by the Commission; and (iv) that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Hong Kong. This opinion is to be governed by and construed in accordance with the laws of Hong Kong and is limited to and is given on the basis of the current law and practice in the Hong Kong in respect of taxation matters.

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                                      -2-

On the basis of and subject to the foregoing, we are of the opinion that the statements relating to certain Hong Kong tax matters set forth under the caption "Taxation -- Hong Kong Taxation" in the Prospectus is an accurate summary of the material Hong Kong tax consequences of the acquisition, ownership and disposition of the ADSs under currently applicable law. We adopt such discussion as our opinion. We have not been asked and have not advised the Company on its tax position under Hong Kong law.

Our opinion is based on current Hong Kong tax law and administrative practice, and we do not undertake to advise the Company as to any future changes in Hong Kong tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Inland Revenue Department and we cannot give any assurance that contrary positions may not be asserted by the Inland Revenue Department.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement of which the Prospectus is a part, and the reference to us under the captions "Taxation" in the Prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the United States Securities Act of 1933.

Yours faithfully


/s/ Lovells